UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                         SCHEDULE 13G/A

            Under the Securities Exchange Act of 1934
                         (Amendment No. 3)*

                    Interleukin Genetics, Inc.
  ____________________________________________________________
                        (Name of Issuer)


             Common Stock, $.001 par value per share
  ____________________________________________________________
                  (Title of Class of Securities)


                           458738101
              ______________________________________
                         (CUSIP Number)


                        December 31, 2007
  _____________________________________________________________
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


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                           SCHEDULE 13G/A

---------------------------------------------------------------------------
CUSIP No.: 458738101
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1  NAME OF REPORTING PERSON

          Jeffrey K. Peterson

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [  ]
                                                        (b) [__]

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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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                                5  SOLE VOTING POWER
        	                        2,374,237
NUMBER OF SHARES		-------------------------------------------
  BENEFICIALLY			6  SHARED VOTING POWER
   OWNED BY			          0
     EACH			-------------------------------------------
   REPORTING			7  SOLE DISPOSITIVE POWER
    PERSON			        2,374,237
     WITH			-------------------------------------------
                                8  SHARED DISPOSITIVE POWER
                                          0
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,374,237
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES [   ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    7.7%
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12  TYPE OF REPORTING PERSON
    IN
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                           SCHEDULE 13G/A

---------------------------------------------------------------------------
CUSIP No.: 458738101

Item 1.

	(a)	Name of Issuer:

                     Interleukin Genetics, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

                     135 Beaver Street
                     Waltham, MA  02452

Item 2.

	(a)	Name of Person Filing:

       	             Jeffrey K. Peterson

	(b)	Address of Principal Business Office or, if none, Residence:

   		     1707 Waldemere Street
		     Sarasota, FL  34239

	(c)	Citizenship:

  		     United States Citizen

	(d)	Title of Class of Securities:

                     Common Stock, $.001 par value per share (the
                     "Common Stock")

	(e)	CUSIP Number:

  		     458738101

Item 3.

	If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:
Not applicable

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                                 SCHEDULE 13G/A

----------------------------------------------------------------------------
CUSIP No.: 458738101

Item 4.  Ownership.

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

                     As of December 31, 2007: Mr. Peterson was the beneficial owner of 2,374,237 shares of the issuer's Common Stock.

	(b)	Percent of class:

                     As of December 31, 2007: The 2,374,237 shares owned by Mr. Peterson constituted 7.7% of the shares outstanding.

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote:

			Mr. Peterson has the sole power to vote or direct the vote as to the 2,374,237 shares owned by him.

		(ii)	Shared power to vote or to direct the vote:  N/A

		(iii)	Sole power to dispose or to direct the disposition of:

			Mr. Peterson has the sole power to dispose or to direct the disposition of the 2,374,237 shares owned by him.

		(iv)	Shared power to dispose or to direct the disposition
                        of:  N/A

Item 5.	  Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

                                SCHEDULE 13G/A

------------------------------------------------------------------------------
CUSIP No.: 458738101

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable.

Item 8.  Identification and Classification of Members of the Group.

	Not Applicable.

Item 9.  Notice of Dissolution of Group.

	Not applicable.

Item 10.  Certification.

	Not applicable.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 15, 2008

					/s/ Jeffrey K. Peterson
					__________________________________
					Jeffrey K. Peterson






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